EXHIBIT 99.1

Jones Soda Reports Second Quarter 2019 Results

SEATTLE, Aug. 08, 2019 (GLOBE NEWSWIRE) -- Jones Soda Co. (the “Company”) (OTCQB: JSDA), a leader in the craft soda category and known for its unique branding and authentic connection to its consumers, today announced results for the second quarter ended June 30, 2019.

Second Quarter 2019 Financial Summary vs. Year-Ago Quarter

  Revenue was $3.5 million compared to $3.9 million.
  Gross profit as a percentage of sales was 22.6% compared to 23.2%.
  Net loss was $576,000, or $(0.01) per share, compared to a net loss of $363,000, or $(0.01) per share.
  Adjusted EBITDA1 was $(357,000) compared to $(235,000).

Management Commentary

“In the second quarter, we experienced a difficult revenue comparison to the prior year period as we did not repeat several limited time offerings in our fountain business,” said Jennifer Cue, CEO of Jones Soda. “Despite this headwind, we still remain very confident in this business as we have a strong pipeline of new opportunities with demand for craft soda continuing to grow. During the quarter, we also made good progress in Canada as we returned to growth primarily driven by robust demand across a number of retailers.

“Our partnership with 7-Eleven USA remains strong with our private label 7-Select segment experiencing a 44% year-over-year increase in revenue. Towards the end of the quarter, we also launched into an additional 1,000 locations and introduced several new programs, which began in June. The initial feedback on these new products has been great, particularly with the Airheads Cherry Pineapple Blast soda, and we expect to continue expanding our relationship with 7-Eleven.

“Subsequent to the quarter’s end, we announced a transformational financing agreement with Heavenly Rx, a SOL Global portfolio company, that provided a significant cash infusion, along with multiple strategic benefits. Through this partnership, we have begun working closely with their team on new product innovations, particularly focusing on the development of a CBD-infused beverage line utilizing Jones’ unique brand image. We have also entered into discussions to further bolster our sales and marketing efforts, enhance our existing product portfolio, and significantly expand our presence through HeavenlyRx’s deep relationships with retail chains and QSRs across the country.

“Looking forward, we are very confident in the direction of our business and believe the HeavenlyRx partnership best positions us to significantly grow our brand. As we begin expanding into new product lines and geographies, along with enhancing our current portfolio, we will remain committed to maintaining Jones’ independent, rebellious and fun brand image that customers have come to love.”

Second Quarter 2019 Financial Results

Revenue in the second quarter of 2019 was $3.5 million compared to $3.9 million for the same quarter a year ago. This was primarily a result of a 54% decrease in fountain revenue, which is attributed to several limited time offerings for a customer chain in 2018 that were not repeated in 2019, offset by a 44% increase in 7-Select revenue.

Gross profit as a percentage of sales was 22.6% for the second quarter of 2019 compared to 23.2% in the same quarter a year ago. The decrease was primarily driven by logistical issues associated with the rollout to Walmart locations in the US.

Net loss for the second quarter of 2019 was $576,000, or $(0.01) per share, compared to a net loss of $363,000, or $(0.01) per share, in the same quarter a year ago.

Adjusted EBITDA1 in the second quarter of 2019 was $(357,000) compared to $(235,000) in the same quarter a year ago.

At June 30, 2019, cash and cash equivalents totaled $138,000 compared to $1.0 million at December 31, 2018. The Company’s line of credit balance at the end of the second quarter totaled $1.2 million compared to $428,000 at December 31, 2018. Subsequent to the quarter end, on July 11, 2019, the company completed a strategic financing through a stock purchase agreement with HeavenlyRx in which 15.0 million shares were purchased at a price of $0.60 per share for a total of $9.0 million.

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1 Adjusted EBITDA is defined as net loss from operations before interest, taxes, depreciation, amortization and stock-based compensation and is a non-GAAP measure (reconciliation provided below).

Conference Call

Jones Soda will hold a conference call today at 4:30 p.m. Eastern time to discuss its results for the second quarter ended June 30, 2019.

Date: Thursday, August 8, 2019
Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)
Toll-free dial-in number: 1-800-479-1004
International dial-in number: 1-323-794-2598
Conference ID: 8209705

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 1-949-574-3860.

The conference call will be broadcast live and available for replay here and via the investor relations section of the Company’s website at www.jonessoda.com.

A replay of the conference call will be available after 7:30 p.m. Eastern time on the same day through August 15, 2019.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 8209705

Presentation of Non-GAAP Information

This press release contains disclosure of the Company's Adjusted EBITDA, which is a not a United States Generally Accepted Accounting Principle (“GAAP”) financial measure. The difference between Adjusted EBITDA (a non-GAAP measure) and Net Loss (the most comparable GAAP financial measure) is the exclusion of interest expense, income tax expense, depreciation and amortization expense and stock-based compensation. We have included a reconciliation of Adjusted EBITDA to Net Loss in our Non-GAAP Reconciliation in this press release. This non-GAAP measure should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP. Adjusted EBITDA has certain limitations in that it does not take into account the impact of certain expenses to our consolidated statements of operations. In addition, because Adjusted EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. We believe that Adjusted EBITDA provides useful information to investors about the Company's results attributable to operations, in particular by eliminating the impact of non-cash charges related to stock-based compensation, amortization and depreciation that is consistent with the manner in which we evaluate the Company's performance. These adjustments to the Company's GAAP results are made with the intent of providing a more complete understanding of the Company's underlying operational results and provide supplemental information regarding our current ability to generate cash flow. This non-GAAP financial measure is not intended to be considered in isolation or as a replacement for, or superior to net loss as an indicator of the Company's operating performance, or cash flow, as a measure of its liquidity. Adjusted EBITDA should be reviewed in conjunction with Net Loss as calculated in accordance with GAAP.

About Jones Soda Co.

Headquartered in Seattle, Washington, Jones Soda Co.® (OTCQB: JSDA) markets and distributes premium beverages under the Jones® Soda and Lemoncocco ® brands. A leader in the premium soda category, Jones Soda is known for its variety of flavors, made with cane sugar and other high quality ingredients and incorporating always-changing photos sent in from its consumers. The diverse product line of Jones offers something for everyone – pure cane sugar soda, zero-calorie soda and Lemoncocco ® non-carbonated premium refreshment. Jones Soda is sold across North America in glass bottles, cans and on fountain through traditional beverage outlets, restaurants and alternative accounts. For more information, visit www.jonessoda.com or www.myjones.com or www.drinklemoncocco.com

Forward-Looking Statements Disclosure

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing words such as “will,” “aims,” “anticipates,” “becoming,” “believes,” “continue,” “estimates,” “expects,” “future,” “intends,” “plans,” “predicts,” “projects,” “targets,” or “upcoming.” Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be evaluated by events that will occur in the future. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. Factors that could affect the Company's actual results include, among others: its ability to successfully execute on its growth strategies and operating plans for the future; the Company’s ability to effectively utilize the proceeds from its recent $9 million strategic financing from HeavenlyRx; the Company’s ability to develop and introduce new products to satisfy customer preferences and respond to changes in consumer demand or market acceptance for its products; the Company’s ability to develop CBD-infused beverages; the Company’s ability to manage operating expenses and generate sufficient cash flow from operations; the Company’s ability to maintain and expand distribution arrangements with distributors, independent accounts, retailers or national retail accounts; consumer response to and market acceptance of the Company’s new products; competition in the Company’s industry, particularly from Coke and Pepsi as well as other producers of craft beverages; imposition of new taxes, including potential taxes on sugar-sweetened beverages; changes in pricing and SKUs of its products; its ability to maintain relationships with manufacturers of its products; its ability to maintain a consistent and cost-effective supply of raw materials and flavors; its ability to maintain brand image and product quality; its ability to attract, retain and motivate key personnel; fluctuations in freight and fuel costs; the impact of currency rate fluctuations; its ability to protect its intellectual property; the impact of future litigation; its ability to access the capital markets for any future equity financing, and any actual or perceived limitations by being traded on the OTCQB Marketplace. More information about factors that potentially could affect the Company’s operations or financial results is included in its most recent annual report on Form 10-K for the year ended December 31, 2018 filed with the Securities and Exchange Commission (“SEC”) on March 22, 2019 and in the other reports filed with the SEC since that that date. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Except as required by law, the Company undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

Investor Relations Contact

Cody Slach
Gateway Investor Relations
1-949-574-3860
JSDA@gatewayir.com
finance@jonessoda.com

JONES SODA CO.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018

	(Unaudited)		(Unaudited)

Revenue	$3,489	$3,927	$6,313	$6,764
Cost of goods sold	2,702	3,014	4,959	5,235
Gross profit	787	913	1,354	1,529
Gross profit %	22.6%	23.2%	21.4%	22.6%

Operating expenses:
Selling and marketing	638	661	1,253	1,215
General and administrative	550	534	1,208	1,073
	1,188	1,195	2,461	2,288
Loss from operations	(401)	(282)	(1,107)	(759)
Interest expense	(173)	(77)	(262)	(98)
Other income (expense), net	7	6	9	40
Loss before income taxes	(567)	(353)	(1,360)	(817)
Income tax expense, net	(9)	(10)	(12)	(15)
Net loss	$(576)	$(363)	$(1,372)	$(832)

Net loss per share - basic and diluted	$(0.01)	$(0.01)	$(0.03)	$(0.02)
Weighted average basic and diluted common shares outstanding	42,394,860	41,464,373	41,996,071	41,464,373

JONES SODA CO.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	June 30, 2019	December 31, 2018
	(Unaudited)
ASSETS	(In thousands, except share data)
Current assets:
Cash and cash equivalents	$138	$991
Accounts receivable, net of allowance of $41 and $40	2,391	1,362
Inventory	2,102	1,349
Prepaid expenses and other current assets	227	245
Total current assets	4,858	3,947
Fixed assets, net of accumulated depreciation of $456 and $489	175	88
Other assets	33	33
Right of use lease asset	66	-
Total assets	$5,132	$4,068
LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$2,050	$1,058
Line of credit	1,166	428
Accrued expenses	873	614
Lease liability	70	-
Taxes payable	3	-
Total current liabilities	4,162	2,100
Convertible subordinated notes payable, net	1,982	2,528
Accrued interest expense	166	135
Deferred rent	-	8
Shareholders’ equity (deficit):
Common stock, no par value:
Authorized — 100,000,000; issued and outstanding shares — 43,955,282 shares and 41,464,373 shares, respectively	54,589	53,822
Additional paid-in capital	9,478	9,389
Accumulated other comprehensive income	337	296
Accumulated deficit	(65,582)	(64,210)
Total shareholders’ equity (deficit)	(1,178)	(703)
Total liabilities and shareholders’ equity (deficit)	$5,132	$4,068

JONES SODA CO.
NON-GAAP RECONCILIATION
(Unaudited, In thousands)

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
GAAP net loss	$(576)	$(363)	$(1,372)	$(832)
Stock based compensation	26	34	89	83
Interest expense	173	77	262	98
Income tax expense, net	9	10	12	15
Depreciation	11	7	19	11
Non-GAAP Adjusted EBITDA	$(357)	$(235)	$(990)	$(625)